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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PSFT # 157

              Peoplesoft Files Third Quarter 2004 Quarterly Report Company Announces Increase in GAAP Net Income for the Third Quarter

PLEASANTON, Calif.--November 9, 2004--PeopleSoft, Inc. (Nasdaq: PSFT) today announced it has filed its Form 10-Q for the quarter ended Sept. 30, 2004 with the Securities and Exchange Commission. The Company also stated that it increased its GAAP results for the quarter ended Sept. 30, 2004 that it announced on Oct. 21, 2004. The increase was due to an adjustment to the Provision for Income Taxes to recognize the tax impact of executive separation charges in accordance with IRS regulations.

For the third quarter, GAAP net income increased by $2.6 million to $26.2 million and GAAP earnings per share increased from $0.06 to $0.07. Pro forma results for the third quarter were unchanged. An updated reconciliation of the GAAP to Pro forma results is available on the company's website.

About Peoplesoft
PeopleSoft (Nasdaq: PSFT) is the world's second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

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PeopleSoft and the PeopleSoft logo are registered trademarks of PeopleSoft, Inc.
All other Company and product names may be trademarks of their respective owners. Copyright (c) 2004 PeopleSoft, Inc. All rights reserved.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com